Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS RECORD Q2 2014 NET INCOME

•	Q2 2014 Net Income increased 26% from Q1 2014 and increased 24% over Q2 2013

•	Q2 2014 Return on Equity was 10.0%, up from Q1 2014 ROE of 8.4%

•	First-half 2014 Net Income was up 19.2% over same period last year

•	Loans grew 16% from March 31, 2014 and 44% from June 30, 2013

Wyomissing, PA — July 23, 2014 — Customers Bancorp, Inc. (NASDAQ: CUBI), the parent company of Customers Bank (collectively “Customers”), reported earnings of $10.2 million for the quarter ended June 30, 2014 (“Q2 2014”) compared to earnings of $8.1 million for the quarter ended March 31, 2014, an increase of 25.8%, and earnings of $8.2 million for the quarter ended June 30, 2013 (“Q2 2013”), an increase of 24.4%.  Q2 2014 fully diluted earnings per share was $0.37, compared to $0.29 in Q1 2014 and $0.34 in Q2 2013.  Average fully diluted shares for the quarter ended June 30, 2014 were 28 million compared to average fully diluted shares for the quarter ended June 30, 2013 of 24 million.  Customers also  reported earnings of $18.4 million year-to-date through June 30, 2014  compared to earnings of $15.4 million in the first six months of 2013, an increase of 19.2%.

Commenting on this strong earnings growth, Jay Sidhu, Chairman and CEO of Customers stated, “We are very pleased with progress to date and are very confident about meeting or exceeding the earnings guidance we have provided for 2014 and 2015.  We are also very clear about our goals of achieving about a 1.0% return on assets and a 12.0% return on equity within two to three years, and believe we are on track to achieve these objectives.”

Customers’ increase in earnings has resulted principally from its increase in loans and fees, offset in part by higher operating expenses to support the growth.  During Q2 2014 Customers loan balances (including mortgage warehouse loans held for sale) grew $651 million to $4.7 billion, an increase of 16.1% in the quarter and up 44.3% over June 30, 2013.  Commercial and Industrial loans (including owner occupied CRE) were $1.4 billion at June 30, 2014, up $157 million from March 31, 2014 (13.0%), and up $500 million from June 30, 2013 (57%).  Mortgage warehouse loans were $1.1 billion at June 30, 2014 compared to $1.4 billion at June 30, 2013.  Multi-family loans showed the largest growth, up by $246 million from March 31, 2014 and up $1.1 billion from June 30, 2013.  Consumer and Mortgage loans decreased by $127 million during Q2 2014.

Other financial highlights for Q2 2014 included:

•
Net interest income was $36.9 million Q2 2014 compared to net interest income of $29.8 million reported for Q1 2014, an increase of $7.1 million (24.0%), and $26.1 million for Q2 2013, an increase of $10.8 million (41.4%).

•	Net interest margin improved by 3 basis points quarter over quarter.

•
Total revenues (net interest income plus non-interest income) before provisions for loan losses (“provision”) totaled $43.8 million in Q2 2014 compared to total revenues of $37.1 million in Q1 2014 (up 18.2%) and $31.7 million in Q2 2013 (up 38.4%).

•
Provision expense for Q2 2014 was $2.9 million, principally the result of Q2 2014 loans held for investment growth of $288 million as asset quality continued to improve.  This compares with a provision for loan loss expense of $4.4 million in Q1 2014 and $2.1 million in Q2 2013.

•
Q2 2014 non-interest expense of $25.2 million increased $4.0 million from Q1 2014 non-interest expense of $21.2 million, and increased $8.3 million compared to Q2 2013 non-interest expense of $16.9 million.

•
Q2 2014 pre-tax pre-provision income of $18.6 million was up $2.7 million from Q1 2014 (up 17.0%), and up $3.9 million from Q2 2013 (up 26.2%).  The pre-tax pre-provision ROA remained relatively stable at approximately 1.4% of average assets.

•
Non-performing loans not covered by FDIC loss share agreements were $12.7 million at June 30, 2014, a decrease of $0.8 million (6.1%) from the December 31, 2013 non-performing non-covered amount of $13.5 million.  Non-performing non-covered loans were 0.27% of total non-covered loans as of June 30, 2014.

•	Total reserves for loan losses were 184% of non-performing loans, up from 165% at March 31, 2014.

•	Total assets at June 30, 2014 were $5.6 billion, up $1.8 billion (48.6%) from the June 30, 2013 balance of $3.8 billion.

•	Loans receivable not covered by FDIC loss share (excludes loans held for sale) were $3.6 billion at June 30, 2014, an increase of $1.8 billion (104.7%) from the June 30, 2013 balance of $1.8 billion.

•	Loans held for sale (principally mortgage warehouse loans) were $1.1 billion at June 30, 2014, down $354 million (-25.0%) from the June 30, 2013 balance of $1.4 billion.

•	Total deposits as of June 30, 2014 were $3.7 billion, an increase of $915 million (33.0%) from June 30, 2013.

•
Customers issued $110 million in subordinated debt during Q2 2014 which increased the Tier 2 capital and total capital levels and ratios for the bank and the consolidated holding company.  Capital ratios1 continued to comfortably exceed the “well capitalized” levels established in banking regulation, but the Tier 1 ratios declined during the quarter due to the increase in loans outstanding as Customers’ loan growth used a portion of its excess capital.  June 30, 2014 estimated Tier 1 Leverage for Customers Bancorp was 7.8%, and Total Risk-Based Capital was 12.8%.

•
On May 15, 2014 Customers declared a 10% stock dividend.  The stock dividend was issued June 30, 2014.  Common stock, additional paid in capital and retained earnings amounts have been adjusted as of June 30, 2014 to reflect the stock dividend.  All share amounts have been adjusted to give effect to the stock dividend, including all share amounts in all prior periods.

“In Q2 2014 we continued our efforts to increase earning assets and grow deposits to more fully utilize the capital raised during 2013 and increase our profitability.  The subordinated debt offering completed in the second quarter further unlocked the excess capital of the franchise,” stated Robert Wahlman, Chief Financial Officer of Customers Bancorp, Inc.  “The 25.8% increase in sequential quarter earnings reveals the growing earnings power of Customers and the success of the strategies we have adopted.  We are looking forward to the remainder of this year as the Bank continues to execute on its strategies for strong earnings growth.”

1 Tier 1 Leverage and Total Risk-Based Capital ratios as of June 30, 2014 are estimated.

EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q2	Q1	Q2
	2014	2014	2013

Net income available to common shareholders	$10,233	$8,136	$8,226
Basic earnings per share ("EPS") (1)	$0.38	$0.30	$0.35
Diluted EPS (1)	$0.37	$0.29	$0.34
Average shares outstanding - diluted (1)	27,982,404	27,775,005	24,040,077

Pretax preprovision return on average assets	1.4%	1.5%	1.7%
Return on average assets	0.8%	0.8%	1.0%
Return on average common equity	10.0%	8.4%	10.1%
Equity to assets	7.3%	8.0%	10.0%
Net interest margin, tax equivalent	2.96%	2.93%	3.25%
Non performing loans to total loans (including held for sale)	0.4%	0.5%	0.9%
Reserves to non performing loans (NPL's)	184.2%	165.4%	118.7%

Tangible book value per common share (period end) (1) (2)	$15.34	$14.87	$13.86
Period end stock price (1)	$20.01	$18.97	$14.77

(1) Share and per share amounts have been adjusted to give effect to the 10% stock dividend declared on May 15, 2014.

(2) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Income, Earnings Per Share and Tangible Book Value

Q2 2014 net income of $10.2 million was up $2.0 million, or 24.4%, from Q2 2013.  Q2 2014 diluted earnings per share is $0.37 with 28.0 million diluted shares, compared to Q2 2013 earnings of $8.2 million and diluted earnings per share of $0.34 with 24.0 million diluted shares.  Customers’ tangible book value per share increased to $15.34 as of June 30, 2014 compared to $13.86 as of June 30, 2013, an increase of 10.7%.  The increase in net income in Q2 2014 compared to Q2 2013 is primarily due to increased net interest income, fueled by strong loan growth, while maintaining strong asset quality and growing deposits.  The increased tangible book value reflects Customers’ strategic commitment to consistently maintain and grow tangible book value per share through growth in earnings with the expectation that it will eventually result in superior shareholder value creation.

Net Interest Margin

The net interest margin increased 3 basis points to 2.96% in Q2 2014 compared to Q1 2014, and decreased 29 basis points from Q2 2013. The Q2 2014 net interest margin has decreased relative to Q2 2013 due to the run-off of maturing higher yielding loans, and the addition of lower yielding loans as we grew the loan portfolio by $1.8 billion since Q2 2013 in a low interest rate environment. In addition, the Bank has decided to lengthen maturities of its deposits and borrowings to help protect earnings in the event of higher interest rates in the future.

Non-Interest Income

Q2 2014 non-interest income of $6.9 million was down $0.4 million compared to $7.3 million in Q1 2014, and up $1.4 million compared to $5.6 million in Q2 2013.  The $1.4 million increase in Q2 2014 non-interest income compared to Q2 2013 non-interest income resulted primarily from the increase in mortgage loan and banking income and the growth of other fees offsetting the decline in mortgage warehouse transaction fees.  The Q2 2014 non-interest income decrease compared to Q1 2014 resulted from lower gains on sales of investment securities (down $2.5 million) offset in part by increased mortgage loan and banking income (up $1.1 million), gains on sale of Small Business Administration (“SBA”) loans (up $0.6 million), and increased mortgage warehouse transactional fees (up $0.5 million).

Non-Interest Expense

Operating expenses in Q2 2014 of $25.2 million increased $4.0 million compared to Q1 2014 operating expenses of $21.2 million, and were up $8.3 million from Q2 2013.  Q2 2014 operating expenses supported greater business activities as Customers grew its loan portfolio significantly during Q2 2014 and Q1 2014 and the Company continued to invest in its commercial and industrial lending teams while rightsizing its mortgage banking business.  These investments have resulted in a larger organization and increased personnel, occupancy, technology, and other operating costs.  In addition, Customers has experienced a significant increase in regulatory related expenses over the past year that are not expected to continue in 2015.

Provision for Loan Losses and Asset Quality

The Q2 2014 provision for loan losses was $2.9 million, compared to Q2 2013 provision of $2.1 million2.  The Q2 2014 provision is primarily the result of the nearly $288 million growth in loans held for investment during the quarter.

Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality.  Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses.  Covered loans totaled $54.5 million at June 30, 2014, $66.7 million at December 31, 2013, and $91.6 million as of June 30, 2013.  Non-accrual covered loans totaled $4.4 million at June 30, 2014, $5.6 million at December 31, 2013 and $8.0 million at June 30, 2013.  Covered real estate owned totaled $6.2 million at June 30, 2014, $7.0 million at December 31, 2013 and $4.4 million as of June 30, 2013.

2 Beginning in Q4 2013, the provision for loan losses is reported net of the amount of estimated credit losses on covered loans to be recovered from the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to specific purchase and assumption, or loss sharing, agreements. Prior period amounts have been reclassified to be consistent with the Q4 2013 presentation. Previously, changes in the amount recoverable from the FDIC had been reported as a separate amount in non-interest income.

Non-covered loans are all loans not covered by the FDIC agreements.  Non-covered loans includes loans accounted for as held for sale as well as loans accounted for as held for investment.  Non-covered loans totaled $4.7 billion as of June 30, 2014, $3.1 billion as of December 31, 2013, and $3.2 billion as of June 30, 2013.  Non-accrual non-covered loans totaled $12.7 million as of June 30, 2014 (0.27% of total non-covered loans), $13.5 million (0.43% of total non-covered loans) as of December 31, 2013 and $19.6 million (0.62% of total non-covered loans) as of June 30, 2013.  Non-covered loans 30 to 89 days delinquent at June 30, 2014 totaled $8.1 million, or 0.17% of non-covered loans.

Conference Call

Date:	July 23, 2014
Time:	10:00 am ET
US Dial-in:	888-244-2460
International Dial-in:	913-312-1477
Conference ID:	5135607
Webcast:	http://public.viavid.com/index.php?id=110076

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $5.6 billion.  A member of the Federal Reserve System and deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. is listed on the NASDAQ stock market under the symbol CUBI.  Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	Q2	Q1	Q2
	2014	2014	2013
Interest income:
Loans receivable, including fees	$35,220	$28,355	$19,196
Loans held for sale	6,715	5,083	11,157
Investment securities	2,543	3,040	1,082
Other	614	396	238
Total interest income	45,092	36,874	31,673

Interest expense:
Deposits	5,727	5,415	5,136
Borrowings	2,435	1,667	421
Total interest expense	8,162	7,082	5,557
Net interest income	36,930	29,792	26,116
Provision for loan losses	2,886	4,368	2,116
Net interest income after provision for loan losses	34,044	25,424	24,000

Non-interest income:
Gain on sale of investment securities	359	2,832	-
Mortgage warehouse transactional fees	2,215	1,759	3,868
Bank-owned life insurance income	836	835	567
Mortgage loan and banking income	1,554	409	-
Gain on sale of SBA loans	572	-	358
Deposit fees	212	214	159
Other	1,163	1,261	598
Total non-interest income	6,911	7,310	5,550

Non-interest expense:
Salaries and employee benefits	11,591	9,351	8,508
Occupancy	2,595	2,637	2,110
Professional services	1,881	2,282	1,252
FDIC assessments, taxes, and regulatory fees	3,078	2,131	1,058
Technology, communication and bank operations	1,621	1,560	1,061
Loan workout expenses	477	441	72
Advertising and promotion	428	414	408
Other real estate owned expense	890	351	525
Other	2,644	2,002	1,901
Total non-interest expense	25,205	21,169	16,895
Income before tax expense	15,750	11,565	12,655
Income tax expense	5,517	3,429	4,429
Net income	$10,233	$8,136	$8,226

Basic earnings per share (1)	$0.38	$0.30	$0.35
Diluted earnings per share (1)	0.37	0.29	0.34

(1) Earnings per share amounts have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014.

CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS
Cash and due from banks	$48,521	$60,709	$11,516
Interest-earning deposits	217,013	172,359	194,169
Cash and cash equivalents	265,534	233,068	205,685
Investment securities available for sale, at fair value	425,061	497,573	182,314
Loans held for sale, at fair value	1,061,395	747,593	1,414,943
Loans receivable not covered under Loss Sharing Agreements with the FDIC	3,589,630	2,398,353	1,753,658
Loans receivable covered under Loss Sharing Agreements with the FDIC	54,474	66,725	91,614
Allowance for loan losses	(28,186)	(23,998)	(28,142)
Total loans receivable, net of allowance for loan losses	3,615,918	2,441,080	1,817,130
FHLB, Federal Reserve Bank, and other restricted stock	75,558	43,514	43,514
Accrued interest receivable	11,613	8,362	7,077
FDIC loss sharing receivable	8,919	10,046	14,169
Bank premises and equipment, net	11,075	11,625	10,170
Bank-owned life insurance	106,668	104,433	67,762
Other real estate owned	12,885	12,265	10,607
Goodwill and other intangibles	3,670	3,676	3,683
Other assets	37,432	39,938	16,204
Total assets	$5,635,728	$4,153,173	$3,793,258

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$555,936	$478,103	$265,842
Interest-bearing deposits	3,134,958	2,481,819	2,509,867
Total deposits	3,690,894	2,959,922	2,775,709
Federal funds purchased	-	13,000	120,000
FHLB advances	1,301,500	706,500	505,000
Other borrowings	88,250	63,250	-
Subordinated debt	112,000	2,000	2,000
Accrued interest payable and other liabilities	29,344	21,878	10,776
Total liabilities	5,221,988	3,766,550	3,413,485

Common stock	27,262	24,756	24,710
Additional paid in capital	353,371	307,231	305,364
Retained earnings	43,581	71,008	53,729
Accumulated other comprehensive loss	(2,220)	(8,118)	(3,530)
Treasury stock, at cost	(8,254)	(8,254)	(500)
Total shareholders' equity	413,740	386,623	379,773
Total liabilities & shareholders' equity	$5,635,728	$4,153,173	$3,793,258

Average Balance Sheet / Net Interest Margin (Unaudited)
(Dollars in thousands)
	Three Months Ended June 30,
	2014		2013
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$211,438	0.25%	$178,628	0.25%
Investment securities	448,059	2.27%	181,557	2.38%
Loans held for sale	777,000	3.47%	1,158,974	3.86%
Loans	3,544,864	3.97%	1,711,504	4.49%
Less: Allowance for loan losses	(27,452)		(26,533)
Other interest-earning assets	64,063	3.01%	29,523	1.69%
Total interest earning assets	5,017,972	3.60%	3,233,653	3.93%
Non-interest earning assets	230,017		144,794
Total assets	$5,247,989		$3,378,447

Liabilities
Total interest bearing deposits (1)	3,065,597	0.75%	2,409,415	0.86%
Borrowings	1,171,766	0.83%	357,780	0.47%
Total interest bearing liabilities	4,237,363	0.77%	2,767,195	0.81%
Non-interest bearing deposits (1)	585,370		269,618
Total deposits & borrowings	4,822,733	0.68%	3,036,813	0.73%
Other non-interest bearing liabilities	16,622		15,266
Total liabilities	4,839,355		3,052,079
Shareholders' equity	408,634		326,368
Total liabilities and shareholders' equity	$5,247,989		$3,378,447

Net interest margin		2.95%		3.24%
Net interest margin tax equivalent		2.96%		3.25%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.77% for the three months ended June 30, 2014 and 2013, respectively.

Asset Quality as of June 30, 2014 (Unaudited)
(Dollars in thousands)
Loan Type	Total Loans	Non Accrual /NPL's	Other Real Estate Owned	Non Performing Assets (NPA's)	Allowance for loan losses	Cash Reserve	Total Credit Reserves	NPL's/ Total Loans	Total Reserves to Total NPL's
Pre September 2009 Originated Loans
Legacy	$63,450	$8,168	$5,231	$13,399	$2,854	$-	$2,854	12.87%	34.94%
Troubled debt restructurings (TDR's)	$1,719	657	-	657	77	-	77	38.22%	11.72%
Total Pre September 2009 Originated Loans	65,169	8,825	5,231	14,056	2,931	-	2,931	13.54%	33.21%

Originated Loans (Post 2009)
Warehouse	20,040	-	-	-	150	-	150	0.00%	0.00%
Manufactured Housing	4,297	-	-	-	86	-	86	0.00%	0.00%
Commercial	1,127,504	1,670	335	2,005	8,299	-	8,299	0.15%	496.95%
MultiFamily	1,799,699	-	-	-	7,204	-	7,204	0.00%	0.00%
Consumer/ Mortgage	144,139	-	-	-	605	-	605	0.00%	0.00%
TDR's	483	-	-	-	-	-	-	0.00%	0.00%
Total Originated Loans	3,096,162	1,670	335	2,004	16,344	-	16,344	0.05%	978.68%

Acquired Loans
Berkshire	10,327	1,478	648	2,126	463	-	463	14.31%	31.33%
Total FDIC (covered and non covered)	35,419	4,360	6,177	10,537	516	-	516	12.31%	11.83%
Manufactured Housing	122,248	-	494	494	-	3,218	3,218	0.00%	0.00%
Flagstar (Commercial)	128,270	-	-	-	-	-	-	0.00%	0.00%
Flagstar (Residential)	115,307	-	-	-	-	-	-	0.00%	0.00%
TDR's	3,124	719	-	719	130	-	130	23.02%	18.08%
Total Acquired Loans	414,695	6,557	7,319	13,876	1,109	3,218	4,327	1.58%	65.99%

Acquired Purchased Credit Impaired Loans
Berkshire	45,559	-	-	-	4,487	-	4,487	0.00%	0.00%
Total FDIC - Covered	18,532	-	-	-	3,000	-	3,000	0.00%	0.00%
Manufactured Housing 2011	4,778	-	-	-	315	-	315	0.00%	0.00%
Total Acquired Purchased Credit Impaired Loans	68,869	-	-	-	7,802	-	7,802	0.00%	0.00%
Unamortized fees/discounts	(791)							0.00%	0.00%
Total Loans Held for Investment	3,644,104	17,052	12,885	29,936	28,186	3,218	31,404	0.47%	184.16%
Total Loans Held for Sale	1,061,395	-	-	-	-	-	-	0.00%	0.00%
Total Portfolio	$4,705,499	$17,052	$12,885	$29,936	$28,186	$3,218	$31,404	0.36%	184.16%